Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607-7506

September 22, 2025

Board of Directors

flyExclusive, Inc.

2860 Jetport Road

Kinston, North Carolina 28504

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 filed on or about the date hereof by flyExclusive, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 10,000,000 shares of the Registrant’s Class A common stock, $0.0001 par value per share (the “Shares”). We understand that 9,000,000 Shares are to be issued pursuant to the Registrant’s 2023 Equity Incentive Plan and 1,000,000 Shares are to be issued pursuant to the Registrant’s Employee Stock Purchase Plan (each referred to individually as the “Plan” and collectively as the “Plans”). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as the Registrant’s counsel, to be taken prior to the issuance of the Shares, the Shares when issued in the manner referred to in the Registration Statement and in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

/s/ WYRICK ROBBINS YATES & PONTON LLP